ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is effective as of the 26th day of May, 2011 (the “Effective Date”),

BETWEEN:

Nuvilex, Inc., a Nevada corporation having an office at 7702 E. Doubletree Ranch Rd., Suite #300, Scottsdale, AZ  85258-2132, (“NUVILEX”);

AND:

SG Austria Pte. Ltd., a Singapore company/corporation having an office at 20 Biopolis Way #05-518 Centros, Singapore, 138668 SINGAPORE (“SG AUSTRIA”);

WHEREAS:

A.

the authorized common share capital of NUVILEX consists of 1,500 Million shares of common stock (the “NUVILEX Common Shares”) of which approximately 353 Million shares are currently issued and outstanding; and

B.

SG AUSTRIA presently owns 100% of the shares of Austrianova Singapore Pte Ltd (“Austrianova”) and BioBlueBird AG (“BioBlueBird”), together with associated intellectual, physical and real property associated with the operations of these entities (collectively “the Assets”).

C.

NUVILEX has agreed to purchase, and SG AUSTRIA has agreed to sell one hundred percent (100%) of its ownership in the Assets and Nuvilex has agreed to assume 100% of the liabilities and the assets of SG AUSTRIA, except for the advances made by the parties listed  in Appendix 1, under the terms and conditions outlined in this Agreement (the “Asset Purchase”); and

D.

it is the intent of SG AUSTRIA to transfer to NUVILEX, as part of the Asset Purchase, all operational assets and liabilities of SG AUSTRIA including but not limited to, its affiliated companies, entities, IP, patents and patents pending or any form of ownership or licensing rights, except for the advances made by the parties listed in Appendix 1.

E.

It is in the intent of NUVILEX to continue conducting Austrianova’s business in substantially the same manner as Austrianova has in the past, except for the addition of manufacturing facilities, and with management and other employees remaining in their current positions with Austrianova post-transaction.  Following closing, Austrianova will conduct its business out of its current locations.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.

ASSET PURCHASE

1.1

Subject to the terms and conditions of this Agreement, at the Time of Closing:

(a)

NUVILEX shall, as to ownership of SG AUSTRIA's assets, transfer sixty million (60,000,000) of NUVILEX restricted Common Shares (the “Purchase Shares”); and

(b)

SG AUSTRIA shall cause to be issued to the benefit of NUVILEX, ownership instruments representing 100% interest in the Assets; and

(c)

NUVILEX shall, within five (5) days of signing this Agreement, deposit $60,000 into an operating bank account as described in Appendix 2 for the benefit of conducting the business of the Assets; and

(d)

NUVILEX will make its best efforts to raise, prior to October 1, 2011 at least $2.5 million USD with a target of $5 million USD (“Financing”). This money will be used to finance the Asset’s operations, including development of the pancreatic cancer product, continued R&D, services already underway and in negotiations, establishment of manufacturing facilities in Southeast Asia/Singapore and in conjunction with NUVILEX, the hiring of a dedicated business development manager; and

(e)

NUVILEX agrees to provide $60,000 in non-refundable monthly financing to the operations of the Assets, due no later than the tenth (10th) day of every month until the terms of Section 1.1(d) are fulfilled to be deposited in the same bank account referred to in paragraph (c) above.  This monthly payment shall be credited towards the amount of financing required to be provided under Section 1.1(d); and

(f)

Nuvilex shall, upon execution of this Agreement acquire 100% of BioBlueBird shares and the patent rights to SG AUSTRIA Pancreatic Cancer Product for consideration of $200,000 USD to be paid in tranches as follows: $50,000 USD within five business days of this Agreement; $100,000 USD on the earlier of i) 30 days of signing this Agreement or ii) Closing Date, and $50,000 USD at Closing Date and to be deposited in the same bank account referred to in paragraph (c) above.  The BioBlueBird’ s shares will be kept in escrow by an attorney satisfactory to both parties until Financing is closed; and

(g)

The sooner of 18 months or within 1 month of date of Financing, a repayment of the loans, not to exceed $500,000 from the proceeds, made to BioBlueBird prior to aquisition by Nuvilex will be made in cash or Nuvilex common shares at a 25% discount price to the market at the recipients discretion.

1.2

Except as expressly noted otherwise, the transactions contemplated under this Agreement shall be completed (the “Completion”) at the offices of NUVILEX,  or at such other place as may be agreed between the parties, at 5 p.m. local time in Eastern time, or at such other time as may be agreed between the parties, (the “Time of Closing”) on a date specified by the parties, which shall be no later than the second Business day after satisfaction or waiver (subject to applicable law) of the conditions set forth in Section 2 (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or on such other date as may be agreed between the parties (the “Closing Date”).  The Parties hereto agree that all conditions precedent to Closing shall be met no later than October 1, 2011 (the “Deadline”), unless both parties hereto agree to extend such date in writing.

2.

CONDITIONS PRECEDENT

2.1

SG AUSTRIA’s obligation to carry out the terms of this Agreement and to complete its transaction contemplated under this Agreement is subject to the fulfilment to the satisfaction of SG AUSTRIA of each of the following conditions at or prior to the Time of Closing:

(a)

NUVILEX shall have complied with all of its covenants and agreements contained in this Agreement; and

(b)

NUVILEX shall transfer, or will cause to be transferred, to SG AUSTRIA the Purchase Shares;  and

(c)

NUVILEX shall have fulfilled its funding obligations under Section 1.1 (c), (e), and (f); and

(d)

NUVILEX shall have appointed a representative of SG AUSTRIA to serve as a Board member of NUVILEX prior to the Closing; and

(e)

NUVILEX shall be trading on the OTCQB with at minimum two market makers and a valid trading symbol, and it shall not be trading subject to the National Association of Securities Dealers (the “NASD”) Rule 6740(a) the so called "Unsolicited Order Exception"; and

(f)

NUVILEX shall have filed a Form 8-K with material contracts and related disclosures satisfactory to SG AUSTRIA; and

(g)

NUVILEX shall have acquired the subsidiary Austrianova Singapore based in Singapore, Singapore; and

(h)

NUVILEX shall enter into employment agreements satisfactory to Walter Gunzburg and Brian Salmons with compensation of approx 14,400 USD (based on conversion of 18,000 Singapore dollars) per month; and

(i)

NUVILEX shall enter into agreements to the satisfaction of Walter Gunzburg and Brian Salmons by which a 1.5% inventor repayment fee from net sales (including licensing fees and royalties) of any products using the Cell-in-a-Box and/or Bac-in-a-Box technologies (including Cancer Products) is paid to Walter Gunzburg and Brian Salmons.

The conditions set forth above are for the exclusive benefit of SG AUSTRIA and may be waived by SG AUSTRIA in whole or in part at any time at or before the Time of Closing, as long as such conditions are waived in writing.

2.2

NUVILEX’s obligation to carry out the terms of this Agreement and to complete the transactions contemplated under this Agreement are subject to the fulfilment to NUVILEX’s satisfaction of each of the following conditions at or prior to the Time of Closing:

(a)

SG AUSTRIA shall have complied with all of its covenants and agreements contained in this Agreement; and

(b)

SG AUSTRIA and its representations and warranties contained in this Agreement or contained in any certificates or documents delivered by it pursuant to this Agreement shall be completely true and correct in all material respects as if such representations and warranties had been made by SG AUSTRIA as of the Closing Date; and

(c)

SG AUSTRIA shall have received Board of Directors approval for the completion of the transaction as outlined herein; and

(d)

SG AUSTRIA shall deliver to the benefit of NUVILEX, documents representing ownership in the Assets as outlined herein; and

(e)

SG AUSTRIA shall have appointed a representative of NUVILEX to serve as a Board member of AUSTRIANOVA SINGAPORE Pte. Ltd. prior to the Closing; and

(f)

SG AUSTRIA shall have ensured that the rights to the name Austrianova Singapore Pte Ltd shall have become the property of NUVILEX so that a subsidiary with the same or similar name can be created under the NUVILEX company;

The conditions set forth above are for the exclusive benefit of NUVILEX and may be waived by NUVILEX in whole or in part at or before the Time of Closing, as long as such conditions are waived in writing.

2.3

The parties acknowledge and agree, each with the other that this Agreement and all of the transactions contemplated under this Agreement are subject to receipt of any regulatory approvals that may be required under applicable laws. If any such approvals are required but are not obtained by the Closing Date, then this Agreement shall terminate and be of no further force or effect.

2.4

This Agreement shall immediately terminate and be of no further force or effect in the event that prior to the Completion:

(a)

NUVILEX is issued a cease trade or similar order from the U.S. Securities and Exchange Commission (the “SEC”) or the NASD halting trading in NUVILEX’s common stock on the OTC listing for any reason; or

(b)

NUVILEX fails to perform on the financing commitments under Section 1.1 (c), (e), and (f); or

(c)

NUVILEX and SG AUSTRIA agree to terminate this Agreement by mutual written consent; or

(d)

NUVILEX or SG AUSTRIA enters into liquidation, whether compulsorily or voluntarily, or compounds with its creditors or suffers any similar action in consequence of debt.

Each of the foregoing shall be considered a “Terminating Event”. In the event of Cancellation or Termination of this Agreement without consummation, Nuvilex shall receive a pro-rata ownership percentage in SG AUSTRIA based on 0.8496% of SG AUSTRIA’s shares for every $60,000 USD payment and 2.83% of SG AUSTRIA for the payment of the $200,000.

2.5

In the event NUVILEX is unable to fulfill its obligations under Section 1.1 (d), SG AUSTRIA shall have the option of continuing to receive the monthly payments of $60,000 as outlined in Section 1.1 (e) or of unwinding the sale of the Assets.  If SG AUSTRIA elects to unwind the sale, SG AUSTRIA shall return the Purchase Shares to NUVILEX and all monies paid by NUVILEX to SG AUSTRIA under this agreement shall be credited towards the purchase of ownership in SG AUSTRIA on a pro-rata basis as outlined in Section 2.4.  SG AUSTRIA shall notify NUVILEX in writing no later than October 10, 2011 of its election under this Section 2.5 and on a monthly basis thereafter.

The conditions set forth above are for the exclusive benefit of SG AUSTRIA and may be waived by SG AUSTRIA in whole or in part at or before the Time of Closing, as long as such conditions are waived by SG AUSTRIA in writing.

3.

COVENANTS, AGREEMENTS AND ACKNOWLEDGEMENTS

3.1

SG AUSTRIA covenants and agrees with NUVILEX that SG AUSTRIA shall:

(a)

from and including the Effective Date through and including the Time of Closing, permit NUVILEX, through its directors, officers, employees and authorized agents and representatives, at NUVILEX’s own cost, full access to the books, records and property of the Assets including, without limitation, all of the assets, contracts, correspondence, accounts and minute books, so as to permit NUVILEX to make such investigation as NUVILEX considers advisable; and

(b)

provide to NUVILEX all such further documents, instruments and materials and do all such acts and things as may be required by NUVILEX to obtain any regulatory approvals that may be required under applicable laws; and

(c)

from and including the Effective Date through to and including the Time of Closing, do all such acts and things that may be necessary to ensure that all of the representations and warranties of SG AUSTRIA contained in this Agreement or any certificates or documents delivered by any of them pursuant to this Agreement remain true and correct; and

(d)

from and including the Effective Date through and including the Time of Closing, preserve and protect all of the goodwill, assets, business and undertaking of SG AUSTRIA and, without limiting the generality of the foregoing, carry on the development of the Assets in a reasonable and prudent manner; and

(e)

from and including the Effective Date through and including the Time of Closing, keep confidential all discussions and communications (including all information communicated therein) between the parties, and all written and printed materials of any kind whatsoever exchanged or given access to by the parties, except only any information or material that:

(i)

was in the public domain at the time of disclosure to a party (the “Recipient”); or

(ii)

was already in the possession of the Recipient prior to disclosure, as demonstrated by the Recipient through tangible evidence; or

(iii)

subsequently enters the public domain through no fault of the Recipient or any officer, director, employee or agent of the Recipient; or

(iv)

is required to be disclosed by law or by a court or regulatory authority of competent jurisdiction; and, if so requested by SG AUSTRIA, NUVILEX shall arrange for any director, officer, employee, authorized agent or representative of any member of SG AUSTRIA to enter into, and NUVILEX shall enter into, a non-disclosure agreement with SG AUSTRIA in a form acceptable to SG AUSTRIA acting reasonably; and

(f)

not waive any Asset rights of material value; and

(g)

not cause Assets to enter into any transaction or into any contracts or agreements or modifications or cancellations thereof, other than in the ordinary course of business; and

(h)

not use any Asset funds other than in the ordinary course of business as theretofore carried on.

3.2

NUVILEX covenants and agrees with SG AUSTRIA that:

(a)

NUVILEX will not dispose or pledge any Assets between Effective Date and Financing date unless approved in writing by Walter Gunzburg and Brian Salmons; and

(b)

NUVILEX will not between Effective Date and Financing date take any debt into the name of SG AUSTRIA or its affiliates except for the advances made in 1.1 (e) and any liabilities generated during the normal course of business; and

(c)

Between Effective Date and Financing date,  all cash generated  by the Assets of SG AUSTRIA and its affiliates will remain in Singapore to be used for the operations of the Assets. Should the Transaction be terminated for whatever reason, the cash generated by the Assets will remain the property of SG AUSTRIA and its affiliates; and

(d)

from and including the Effective Date through and including the Time of Financing, keep confidential all discussions and communications (including all information communicated therein) between the parties, and all written and printed materials of any kind whatsoever exchanged or given access to by the parties, except only any information or material that:

(i)

was in the public domain at the time of disclosure to a party (the “Recipient”); or

(ii)

was already in the possession of the Recipient prior to disclosure, as demonstrated by the Recipient through tangible evidence; or

(iii)

subsequently enters the public domain through no fault of the Recipient or any officer, director, employee or agent of the Recipient; or

(iv)

is required to be disclosed by law or by a court or regulatory authority of competent jurisdiction;

(e)

and, if so requested by NUVILEX, SG AUSTRIA shall arrange for any director, officer, employee, authorized agent or representative of any member of

NUVILEX to enter into, and SG AUSTRIA shall enter into, a non-disclosure agreement with NUVILEX in a form acceptable to NUVILEX acting reasonably

4.

REPRESENTATIONS AND WARRANTIES

4.1

For the Purposes of this Section 4, an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)

such individual is actually aware of such fact or other matter at the time in question; and

(b)

a person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in similar capacity) has, or at anytime had, “Knowledge” of such fact or other matter.

4.2

In order to induce NUVILEX to enter into this Agreement and complete its transactions contemplated hereunder, SG AUSTRIA, to the best of its Knowledge, represents and warrants that as of the Closing Date:

(a)

The Assets were duly incorporated under the laws of Singapore or of Liechtenstein and:

(i)

SG AUSTRIA has the power, authority and capacity to enter into this Agreement and carry out its terms; and

(ii)

The Assets are in good standing with respect to the filing of all annual reports required under the laws of Singapore or of Liechtenstein; and

(b)

the Articles of Incorporation and Bylaws of Austrianova Singapore Pte Ltd and BioBlueBird AG, as amended have not been altered.  Austrianova Singapore Pte Ltd and BioBlueBird AG are in good standing as of the Effective Date, and will be in good standing as of the Time of Closing; and

(c)

all of the material transactions of Austrianova Singapore Pte Ltd and BioBlueBird AG which are required to be recorded or filed in or with the books or records have been promptly and properly so recorded or filed and the minute books contain all records of the meetings and proceedings of the shareholders and directors since incorporation; and

(d)

Austrianova Singapore Pte Ltd and BioBlueBird AG hold all licenses and permits that are required for carrying on their business in the manner in which such business has been carried on; and

(e)

Austrianova Singapore Pte Ltd and BioBlueBird AG are the registered and beneficial owner of all rights, title and interest in and to all tangible and intangible property associated with all business carried on by Austrianova Singapore Pte Ltd and BioBlueBird AG and the other assets listed on Schedule 4.2(e) to this Agreement, subject only to such qualifications and limitations as are indicated in Schedule 4.2(e);

(f)

each item of machinery and equipment of any kind whatsoever comprised in the Assets is in reasonable operating condition and in a state of reasonable maintenance and repair taking into account its age and use; and

(g)

any and all, but not limited to the deposit, savings, investment and brokerage accounts and safety deposit boxes of Austrianova Singapore Pte Ltd and BioBlueBird AG are listed on Schedule 4.2(g) attached hereto; and

(h)

Austrianova Singapore Pte Ltd and BioBlueBird AG have the corporate power to own the assets they own, and to carry on the business, and are duly qualified to carry on business in all jurisdictions in which they carry on business; and

(i)

save for any costs and expenses arising in the ordinary course of business, all material outstanding liabilities, whether direct, indirect, absolute, contingent or otherwise, whatsoever of Austrianova Singapore Pte Ltd and BioBlueBird AG have been disclosed in writing to NUVILEX prior to the Effective Date and will be disclosed prior to the Time of Closing, and except as otherwise disclosed in the Financial Statements or in writing on Schedule 4.2 (i).

(j)

except as set forth on Schedule 4.2(j) of this Agreement:

(i)

no dividends or other distributions of any kind whatsoever on any shares in the capital of Austrianova Singapore Pte Ltd and BioBlueBird AG have been made, declared or authorized; and

(ii)

Austrianova Singapore Pte Ltd and BioBlueBird AG are not indebted to any of the Shareholders,  and

(iii)

none of the Shareholders or any other officer, director or employee of Austrianova Singapore Pte Ltd and BioBlueBird AG is indebted or under obligation to Austrianova Singapore Pte Ltd and BioBlueBird AG on any account whatsoever; and

(k)

except as may be noted on appropriate Schedule 4.2(k) to this Agreement, all “Material Contracts” (defined herein as contracts with a value greater than $99,999) are in good standing in all material respects and not in default in any respect; and

(l)

Austrianova Singapore Pte Ltd and BioBlueBird AG are not in material breach of any applicable law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever including, without limitation, any applicable securities laws; and

(m)

all tax returns and reports of Austrianova Singapore Pte Ltd and BioBlueBird AG other than for fiscal year 2011 that are required by law to have been filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever of Austrianova Singapore Pte Ltd and BioBlueBird AG have been paid or disclosed in writing to NUVILEX; and

(n)

except as otherwise disclosed in writing on Schedule 4.2 (n) there are no material (defined as having claims or potential liability in excess of $99,999) actions, suits, judgements, investigations or proceedings of any kind whatsoever outstanding, pending or known to be threatened against or affecting Austrianova Singapore Pte Ltd and BioBlueBird AG at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever and there is no basis therefore; and

(o)

SG AUSTRIA has good and sufficient power, authority and capacity to enter into this Agreement and complete its respective transactions contemplated under this Agreement on the terms and conditions set forth herein; and

(p)

this Agreement has been duly executed and delivered by SG AUSTRIA and, assuming the due authorization, execution and delivery hereof by NUVILEX, constitutes a legal, valid and binding obligation of SG AUSTRIA, enforceable against it in accordance with its terms subject to:

(i)

bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally; and

(ii)

the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court; and

(q)

the execution and delivery of this Agreement, the performance of its obligations under this Agreement and the Completion will not:

(i)

conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, any of the Corporate Documents of SG AUSTRIA, or any of the terms of any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever, or any judgement or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which any of them is bound; nor

(ii)

result in the violation of any law or regulation applicable to SG AUSTRIA;

(r)

Austrianova Singapore Pte Ltd and BioBlueBird AG are in compliance in all material respects with all federal, state and municipal environmental laws and regulations (the “Environmental Laws”); and were and remains duly incorporated and validly existing under the laws of Singapore or Liechtenstein, and are in good standing with respect to all filings required by Singapore or Liechtenstein  as of the Effective date; and

(s)

 SG AUSTRIA has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement; and

(t)

the execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by SG AUSTRIA, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

(i)

any term or provision of any of the memorandum, articles or other related documents of SG AUSTRIA; or

(ii)

the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which SG AUSTRIA is a party or by which it is bound; or

(iii)

any term or provision of any licenses, registrations or qualifications of SG AUSTRIA or any order of any court, governmental authority or regulatory body or any applicable law or regulation of any jurisdiction

4.3

In order to induce SG AUSTRIA to enter into this Agreement and complete its transactions contemplated hereunder, NUVILEX, to the best of its knowledge, represents and warrants that as of the Closing Date:

(a)

NUVILEX was duly incorporated under the laws of  Nevada and:

(i)

has the power, authority and capacity to enter into this Agreement and carry out its terms; and

(ii)

is in good standing with respect to the filing of all annual reports required under the laws of the State of  Nevada; and

(b)

NUVILEX has performed a diligent search of Austrianova Singapore Pte Ltd and BioBlueBird AG financials and is aware of the liabilities as of the Closing Date and accepts those liabilities and others that may arise as a result the normal course of business; and

(c)

NUVILEX accepts and agrees to the transfer to NUVILEX, as part of the Asset Purchase, all assets and liabilities of SG AUSTRIA, except for the advances made by the parties listed in Appendix 1 without recourse; and

(d)

NUVILEX has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement.

4.4

The representations and warranties of SG AUSTRIA and NUVILEX contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing, and they shall survive the Completion and remain in full force and effect thereafter for the benefit of the respective parties to this Agreement.

5.

INDEMNITIES

5.1

Indemnities:

(a)

notwithstanding the completion of the transactions contemplated under this Agreement or NUVILEX’s Investigation, the representations, warranties and acknowledgements contained in this Agreement shall survive the Completion and shall continue in full force and effect thereafter for the benefit of the recipient.  If any of the representations, warranties or acknowledgements given by either party is found to be untrue, then the offending party covenants to indemnify and save harmless the affected party from and against any and all liability, claims, debts, demands, suits, actions, penalties, fines, losses, costs (including legal fees, disbursements and taxes as charged on a lawyer and own client basis), damages and expenses of any kind whatsoever which may be brought or made against the affected party by any person, firm or corporation of any kind whatsoever or which may be suffered or incurred by the affected party, directly or indirectly, arising out of or as a consequence of any such misrepresentation or breach of warranty, acknowledgement, covenant or agreement.

6.

EXECUTION DELIVERY; CLOSING DELIVERY

6.1

Concurrent with the execution of this Agreement SG AUSTRIA shall deliver to NUVILEX:

(a)

certified true copies of the resolutions of the directors of SG AUSTRIA evidencing that the directors of SG AUSTRIA have approved this Agreement and all of the transactions of SG AUSTRIA contemplated hereunder, subject to the prerequisites described herein; and

6.2

Concurrent with the execution of this Agreement, NUVILEX shall deliver to SG AUSTRIA:

(a)

true copies of the resolutions of the directors of NUVILEX, evidencing that the directors of NUVILEX have approved this Agreement and all of the transactions of NUVILEX contemplated hereunder, subject to the prerequisites described herein; and

6.3

At the Time of Closing, NUVILEX shall deliver to SG AUSTRIA:

(a)

certified true copies of the resolutions of the directors of NUVILEX evidencing that the directors of NUVILEX have approved the transactions of NUVILEX contemplated hereunder, specifically referring to:

(i)

the transfer of the Purchase Shares from NUVILEX to SG AUSTRIA as provided for in this Agreement; and

(b)

the SG AUSTRIA Share Certificates; and

(c)

any unpaid cash consideration as required hereunder; and

(d)

employment contracts to the benefit and satisfaction of Walter Günzburg and Brian Salmons; and

(e)

agreements to the benefit and satisfaction of Walter Gunzburg and Brian Salmons by which a 1.5% inventor repayment fee from net sales (including licensing fees and royalties) of any products using the Cell-in-a-box and/or Bac-in-a-box technologies (including Cancer Products) is paid to Walter Gunzburg and Brian Salmons.

6.4

At the Time of Closing, SG AUSTRIA shall deliver to NUVILEX:

(a)

certified true copies of the resolutions of the directors of SG AUSTRIA evidencing that the directors of SG AUSTRIA have approved the terms of this agreement.  Documents evidencing the transfer of ownership in the Assets to Nuvilex; and

(b)

All pertinent and necessary corporate records, seals, financial information, intellectual property, etc; and

(c)

any other materials that are, in the opinion of the attorneys for NUVILEX, reasonably required to complete the transactions contemplated under this Agreement.

7.

GENERAL

7.1

Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this paragraph 7.1 or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

7.2

The Schedules to this Agreement incorporated by reference and the recitals to this Agreement constitute a part of this Agreement.

7.3

This Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

7.4

The headings in this Agreement are for reference only and do not constitute terms of the Agreement.

7.5

The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing Date of this Agreement, shall survive the Closing Date of this Agreement.

7.6

No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by the parties directly affected by such alteration, amendment, modification or interpretation.

7.7

Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

7.8

The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Agreement.

7.9

Any notice, request, demand and other communication to be given under this Agreement shall be in writing and shall be delivered by hand to the appropriate party at the address as first set out above or to such other addresses or by such other means as may be designated in writing by the parties hereto in the manner provided for in this paragraph, and shall be deemed to have been received on the date of delivery by hand, or if delivered by e-mail or telecopy, then on the date transmission completes.

7.10

This Agreement shall be subject to, governed by, and construed in accordance with the laws of the State of Nevada and the parties agree to the exclusive jurisdiction of the courts of the State of Utah for the resolution of all disputes arising under this Agreement.

7.11

The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

7.12

Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

7.13

This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the Effective Date:

“Seller”

“Purchaser”

 /s/ Brian Salmons

/s/ Robert F. Ryan

 Brian Salmons, Ph.D.

Robert F. Ryan, M.S., Ph.D.

 CEO, SG AUSTRIA PTE LTD

President & CEO, NUVILEX, INC.

APPENDIX 1: ADVANCES MADE TO SG AUSTRIA

Name of parties	Amount in Singapore Dollar	Amount in USD (1USD=1.25 Sing.)
Honeyson Holdings Ltd.	$100,000.00	$80,000.00
Tubbs (UK) Ltd.	$200,000.56	$160,000.44
Robert Graham Mills	$200,848.02	$160,678.41
Bernd Schottdorf	$100,000.28	$80,000.22
Shahad Mohan	$13,559.36	$10,847.49
Ronnie Wai Chee Leong	$8,474.60	$6,779.68
John Paul Young	$4,237.30	$3,389.84
Total	$627,120.12	$501,696.08

APPENDIX 2: SG AUSTRIA BANK COORDINATES

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Name of bank: Oversea-Chinese Banking Corporation Limited

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Bank Address: 65 Chulia Street, OCBC Centre, Singapore 049513.

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Account Name: SGAustria Pte Ltd

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Account No. XXXXXX

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Bank code for OCBC: 7339 Branch code: 629 TT Swift code for OCBC BANK: OCBCSGSG

Intermediary Bank (TT in USD): JP Morgan Chase Bank, New York, USA. Swift code CHASUS33.